Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211911

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 8, 2016.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 8, 2016)

$

WSFS Financial Corporation

    % Fixed-to-Floating Rate Senior Notes due 2026

We are offering $         million aggregate principal amount of our      % Fixed-to-Floating Rate Senior Notes due 2026, which we refer to as the “Notes.” The Notes will mature on                     , 2026. The Notes will bear interest (i) from, and including,                     , 2016 to but excluding                     , 2021 at a fixed rate of     % per year, payable semi-annually in arrears, and (ii) from, and including,                     , 2021, but excluding, the stated maturity date or early redemption, the interest rate shall reset quarterly at an annual floating rate equal to then current three-month LIBOR rate, plus                      basis points (    %), payable quarterly in arrears.

We may, at our option, beginning on                      , 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all of the holders of the Notes. The Notes will not otherwise be redeemable by WSFS Financial Corporation prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The Notes will not be convertible or exchangeable.

The Notes are unsecured and there is no sinking fund for the Notes. The Notes will be senior unsecured obligations of ours and will rank equally with all our existing and future senior unsecured indebtedness and senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes. The Notes will be obligations of WSFS Financial Corporation only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Us (Before Expenses)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the original issue date.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes will not be deposits or other obligations of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The underwriters expect to deliver the Notes in book-entry form only, through the facilities of The Depository Trust Company on or about                     , 2016, against payment therefor in immediately available funds.

Sole Book-Running Manager	Co-Lead Manager
SANDLER O’NEILL + PARTNERS, L.P.	KEEFE, BRUYETTE & WOODS A STIFEL COMPANY

Co-Manager

BOENNING & SCATTERGOOD, INC.

The date of this prospectus supplement is June                      , 2016.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompany prospectus, together with additional information described below under the heading “Where You Can Find More Information.” If the description of the offering in this prospectus supplement varies from the description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, “WSFS Financial,” “WSFS,” “the Company,” “we,” “us,” and “our” refer to WSFS Financial Corporation and do not refer to any subsidiary of WSFS Financial Corporation unless the context indicates otherwise.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information set forth in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Notes. We are not making any representation to you regarding the legality of an investment in the Notes by you under applicable investment or similar laws.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any free writing prospectus filed with the SEC and the documents incorporated herein and therein by reference is accurate only as of the respective dates of such documents.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus contain, and future oral and written statements of the Company and its management may contain estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to:

•

those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth;

•	the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs;

•	changes in market interest rates, which may increase funding costs and reduce earning asset yields and thus reduce margin;

•

the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio;

•	the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio;

•

the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including the changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations;

•	possible additional loan losses and impairment of the collectability of loans;

•

the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms;

•	possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations;

•	any impairment of the Company’s goodwill or other intangible assets;

•	failure of the financial and operational controls of the Company’s Cash Connect division;

•	conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs;

•	the success of the Company’s growth plans, including the successful integration of past and future acquisitions;

•

the Company’s ability to complete the pending merger with Penn Liberty Financial Corporation (“Penn Liberty”) on the terms and conditions proposed which are subject to a number of conditions, risks and uncertainties including receipt of regulatory approvals and satisfaction of other closing conditions to the

S-iii

merger (including approval by Penn Liberty shareholders), delay in closing the merger, difficulties and delays in integrating the Penn Liberty business or fully realizing cost savings and other benefits of the merger, business disruption following the merger, Penn Liberty’s customers’ acceptance of the Company’s products and services and related customer disintermediation;

•	negative perceptions or publicity with respect to the Company’s trust and wealth management business;

•	system failure or cybersecurity breaches of the Company’s network security;

•	the Company’s ability to recruit and retain key employees;

•	the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally;

•

the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks;

•	possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes;

•

possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates;

•	regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders;

•

the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and

•

the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in other documents filed by the Company with the Securities and Exchange Commission (“SEC”) from time to time.

Such risks and uncertainties may be discussed herein, including under the heading “Risk Factors,” and in other documents filed by the Company with the SEC. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

S-iv

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the Notes is appropriate for you.

WSFS Financial Corporation

WSFS Financial Corporation (the “Company,” “our Company,” “we,” “our” or “us”) is parent to Wilmington Savings Fund Society, FSB (“WSFS Bank” or the “Bank”), the seventh oldest bank and trust company in the United States continuously operating under the same name. WSFS Bank has been in operation for 184 years. At $5.7 billion in assets, total deposits of $4.1 billion and $13.2 billion in fiduciary assets as of March 31, 2016, WSFS Bank is also the largest bank and trust company headquartered in Delaware and the Delaware Valley. In addition to its focus on stellar customer service, WSFS Bank has continued to fuel growth and remain a leader in our community. We are a relationship-focused, locally managed, banking institution. For the tenth consecutive year, our Associates (what we call our employees) ranked us a “Top Workplace” in Delaware and for the fifth year in a row the readers of the Delaware News Journal voted us the “Top Bank” in the state. We state our mission simply: “We Stand for Service.” Our strategy of “Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners” focuses on exceeding customer expectations, delivering stellar service and building customer advocacy through highly trained, relationship-oriented, friendly, knowledgeable and empowered Associates.

Our core banking business is commercial lending funded by customer-generated deposits. We have built a $3.2 billion commercial loan portfolio by recruiting the best seasoned commercial lenders in our markets and offering the high level of service and flexibility typically associated with a community bank. We service our customers primarily from our 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and through our website at www.wsfsbank.com.

Our business has three reporting segments: WSFS Bank, Cash Connect and Wealth Management. The WSFS Bank segment provides loans and other financial products to commercial and retail customers. The Cash Connect segment provides ATM vault cash and cash logistics services through strategic partnerships with several of the largest network, manufacturers and service providers in the ATM industry. Our Cash Connect segment is a leading provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $700 million in vault cash in over 17,000 non-bank ATMs nationwide. It also provides online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing, equipment sales and deposit safe cash logistics. Cash Connect also operates 467 ATMs for WSFS Bank. The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients.

Our principal executive office is located at 500 Delaware Avenue, Wilmington, Delaware 19801, and our telephone number is (302) 792-6000.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. We maintain an Internet website at www.wsfsbank.com. The foregoing website and address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus supplement.

THE OFFERING

The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities.” To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Issuer:	WSFS Financial Corporation

Securities offered:	% Fixed-to-Floating Rate Senior Notes due 2026.

Principal amount offered:	$

Maturity date:	, 2026, unless previously redeemed.

Issue price:	% plus accrued interest, if any, from and including , 2016.

Interest rate:	% per annum, from and including , 2016 to but excluding , 2021, payable semi-annually in arrears. From and including , 2021 to the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month LIBOR rate, plus basis points, payable quarterly in arrears.

Interest payment dates:	and of each year to but excluding , 2021 and quarterly thereafter on , , , and of each year through the maturity date or early redemption date. The first interest payment will be made on , 2016, all as more fully described under “Description of the Notes—Interest” in this prospectus supplement.

Record dates:	Interest on the Notes will be payable to the holder of record as of the close of business on and (whether or not a business day) immediately preceding the applicable interest payment date through , 2021. Thereafter, through the maturity date or early redemption date, interest on the Notes will be payable to the holder of record as of the close of business on , , and of each year (whether or not a business day) immediately preceding the applicable interest payment date.

Optional redemption:	WSFS may, at its option, beginning with the interest payment date of , 2021 and on any interest payment date thereafter, redeem the Notes issued thereby, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not be entitled to the benefit of any sinking fund. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.

Subordination; ranking:	The Notes will be senior unsecured indebtedness of WSFS Financial Corporation, will rank equally with its other senior unsecured indebtedness and will be effectively subordinated to secured indebtedness and structurally subordinated to the indebtedness of its subsidiaries. As of March 31, 2016, WSFS had no outstanding secured debt, $55 million in senior unsecured debt and its subsidiaries’ direct borrowings and deposit liabilities totaled approximately $5.0 billion.

Events of default; remedies:	The Notes will contain events of default, the occurrence of which may result in the acceleration of WSFS’s obligations under the Notes in certain circumstances.

Denomination; form:	WSFS will issue the Notes only in denominations of $1,000 and integrals of $1,000 in excess thereof.

Further issuances:	WSFS may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional Notes in the future with the same terms as the Notes, except for the issue date and offering price, and such additional Notes shall be consolidated with the issued in this offering and form a single series.

Use of proceeds:	We estimate that the net proceeds to us from the sale of the Notes, after deduction of estimated underwriting discounts and commissions and estimated expenses payable by us, will be approximately $ , and will be used by us for general corporate purposes including financing organic growth, acquisitions, repurchases of our common stock and redemption of our outstanding indebtedness.

Trustee:	U.S. Bank National Association will act as the trustee under the Indenture (as defined herein) governing the Notes.

Listing:	The Notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no public trading market for the Notes.

Risk factors:	Before making a decision to invest in the Notes, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and “Item 1A—Risk Factors” beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein and therein, to read about the risks that you should consider before making a decision to invest in the Notes.

Governing law:	The Indenture and the Notes will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information for us:

•	at March 31, 2016 and 2015 is derived from our unaudited consolidated financial statements and related notes incorporated by reference herein;

•

at December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, is derived from our audited consolidated financial statements and related notes incorporated by reference herein; and

•

at December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011, is derived from our audited consolidated financial statements and related notes, none of which are incorporated by reference herein.

The selected operating data presented below for the three months ended March 31, 2016 and 2015 are not necessarily indicative of a full year’s operations. This information is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference into this prospectus supplement.

(In Thousands, Except Per Share and Branch Data)	2016	2015	2015	2014	2013	2012	2011
	At March 31,		At December 31,
Total assets	$5,684,994	$4,944,991	$5,584,637	$4,851,749	$4,513,863	$4,372,941	$4,289,008
Net loans(1) (2)	3,793,907	3,236,030	3,770,857	3,185,160	2,936,467	2,736,674	2,712,774
Reverse mortgages	24,739	27,035	24,284	29,298	37,328	19,229	15,722
Investment securities(3)	941,674	909,384	886,891	866,292	817,115	900,839	856,071
Other investments	30,874	27,854	30,709	23,412	36,201	31,796	35,765
Total deposits	4,068,771	3,522,278	4,016,566	3,649,235	3,186,942	3,274,963	3,135,304
Borrowings(4)	850,413	752,546	812,200	545,764	759,830	515,255	656,609
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011	67,011	67,011
Senior Debt	53,840	53,511	53,675	53,429	53,100	52,793	—
Stockholders’ equity	597,580	505,495	580,471	489,051	383,050	421,054	392,133
Number of full-service branches	51	44	51	43	39	41	40

	2016	2015	2015	2014	2013	2012	2011
	For the Three Months Ended March 31,		For the Year Ended December 31,
Interest income	$50,046	$42,851	$182,576	$160,337	$146,922	$150,287	$158,642
Interest expense	4,690	4,034	15,776	15,830	15,334	23,288	32,605

Net interest income	45,356	38,817	166,800	144,507	131,588	126,999	126,037
Noninterest income	23,070	21,095	88,255	78,278	80,151	86,693	63,588
Noninterest expenses	43,199	38,913	163,459	146,645	131,755	133,345	127,476
Provision for loan losses	780	786	7,790	3,580	7,172	32,053	27,996
Provision for income taxes	8,677	7,324	30,273	18,803	25,930	16,984	11,475
Net Income	15,770	12,889	53,533	53,757	46,882	31,311	22,677
Dividends on preferred stock and accretion of discount	—	—	—	—	1,633	2,770	2,770
Net income allocable to common stockholders	15,770	12,889	53,533	53,757	45,249	28,541	19,907
Earnings per share allocable to common stockholders:
Basic	0.53	0.46	1.88	1.98	1.71	1.09	0.77
Diluted	0.52	0.45	1.85	1.93	1.69	1.08	0.76
Interest rate spread	3.80%	3.75%	3.79%	3.62%	3.51%	3.39%	3.49
Net interest margin	3.87	3.82	3.87	3.68	3.56	3.46	3.60
Efficiency ratio	62.44	64.39	63.52	65.76	62.42	62.19	66.85
Noninterest income as a percentage of total revenue(5)	33.35	34.91	34.29	34.82	37.64	40.43	33.34
Return on average assets	1.13	1.06	1.05	1.17	1.07	0.73	0.56
Return on average equity	10.65	10.30	10.24	12.21	11.60	7.66	5.96
Return on tangible common equity	13.13	12.00	12.06	13.80	13.60	9.15	7.03
Average equity to average assets	10.50	10.30	10.30	9.50	9.20	9.58	9.34
Tangible equity to assets	9.00	9.17	8.84	9.00	7.69	8.93	8.41
Tangible common equity to assets	9.00	9.17	8.84	9.00	7.69	7.72	7.18
Ratio of nonperforming assets to total assets	0.66	1.00	0.71	1.08	1.06	1.43	2.14
Ratio of allowance for loan losses to total gross loans	0.99	1.22	0.98	1.23	1.40	1.58	1.92
Ratio of allowances for loan losses to nonaccruing loans	190	191	175	164	133	92	75
Ratio of charge-offs to average gross loans	0.03	0.09	0.29	0.18	0.33	1.49	1.32

(1)	Includes loans held-for-sale.

(2)	Net of unearned income.

(3)	Includes securities available-for-sale and held-to-maturity.

(4)	Borrowings consist of FHLB advances, securities sold under agreement to repurchase other borrowed funds.

(5)	Computed on a fully tax-equivalent basis.

RISK FACTORS

An investment in the Notes involves risks. Before deciding to invest in the Notes, you should carefully read and consider the risks described below, together with the other risks and uncertainties under the heading “Risk Factors” included under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and accompanying prospectus, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the Notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Risks Related to this Offering and the Notes

Although the Notes are “senior notes,” they will be effectively subordinated to our secured indebtedness, are not obligations of our subsidiaries and are structurally subordinated to all liabilities and the liabilities of our subsidiaries. Effective and structural subordination increases the risk that we will be unable to meet our obligations on the Notes when they mature.

The Notes are unsecured and therefore will effectively be subordinated to any secured indebtedness we currently have outstanding or may incur in the future, to the extent of the value of the assets securing such indebtedness. As of March 31, 2016, we had no outstanding secured debt. The Indenture does not limit the incurrence of additional indebtedness by us, including indebtedness senior to the Notes, or by our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the Notes.

The Notes will be our obligations only, are not obligations of or deposits in WSFS Bank or its other subsidiaries, and are not insured by any government or private agency. The Notes will not be guaranteed by any of our subsidiaries. In addition, the Notes will be structurally subordinated to all indebtedness, existing and future liabilities, including trade payables and lease obligations, of each of our present and future subsidiaries. Our right to participate in any distribution of assets of our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the Notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of our present and future subsidiaries, except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. This includes WSFS Bank’s deposit liabilities. Our present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Notes. As of March 31, 2016, our subsidiaries’ direct borrowings, including deposit liabilities, totaled approximately $5.0 billion.

There are limited covenants in the Indenture.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting our ability to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described under “Description of the Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “Description of the Notes—Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience material adverse changes in our financial condition or results of operations. You are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “Description of the Notes—Certain Covenants” in this prospectus supplement.

For these reasons, you should not consider the covenants in the Indenture a significant factor in evaluating whether to invest in the Notes.

WSFS Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making principal and interest payments due on our debt obligations, including our obligations under the Notes.

The Notes will be exclusively our obligations and not those of our subsidiaries. We are a unitary savings and loan association holding company currently regulated by the Federal Reserve and almost all of our operating assets are owned by WSFS Bank. We rely primarily on dividends from WSFS Bank to pay cash dividends to our stockholders, to engage in share repurchase programs and to pay principal and interest on our debt obligations. The OCC regulates all capital distributions, such as dividends, by WSFS Bank directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan association holding company, WSFS Bank must file an application with the OCC to receive the approval of the OCC for a proposed capital distribution. In addition, as the subsidiary of a savings and loan holding company, WSFS Bank must also receive approval from the Federal Reserve before declaring a dividend.

In addition, WSFS Bank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the OCC notified WSFS Bank that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act (“FDIA”), an insured depository institution such as WSFS Bank is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by WSFS Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe or unsound banking practice. Based on WSFS Bank’s current financial condition, we do not expect the regulatory limitations will have any impact on our ability to obtain dividends from WSFS Bank. However, there can be no assurance that WSFS Bank will be able to pay dividends at past levels, or at all, in the future.

In addition to regulatory restrictions on the payment of dividends, WSFS Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of WSFS Bank. These restrictions prevent affiliates of WSFS Bank, including us, from borrowing from WSFS Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of WSFS Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of WSFS Bank’s capital stock and surplus.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the Notes.

Our ability to make payments on and to refinance our indebtedness, including the Notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to provide new loans, other products or to fund our obligations to existing customers and otherwise implement our business plans, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. As a result, we may be unable to meet our scheduled debt service obligations. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

The Notes will not be insured or guaranteed by the FDIC.

The Notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the FDIC, or any other governmental agency or instrumentality.

The price at which you will be able to sell your Notes in any secondary market prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the Notes in any secondary market will be affected by the supply and demand of the Notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors may have an impact on the market value of the Notes.

United States interest rates. We expect that the market value of the Notes will be affected by changes in United Sates interest rates. In general, if United States interest rates increase, the market value of the Notes may decrease.

Our credit rating, financial condition and results. Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the Notes.

General economic conditions. General economic conditions may affect the market value of the Notes.

The market for similar securities. The market for similar securities may affect the market value of the Notes.

The impact of one of the factors above, such as the increase in United States interest rates, may offset some of all of any change in the market value of the Notes attributable to another factor, such as an improvement in our credit rating.

Holders of the Notes will have limited rights if there is an event of default.

For all types of default, including default in the payment of principal or interest on the notes or in the performance of any of our other obligations under the Notes, the acceleration of the principal amount of the Notes can only be activated by the trustee or the holders of at least 25% in principal amount of the outstanding Notes.

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes as described under “Description of the Notes—Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Notes.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance as to whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price that you receive for your Notes or your ability to sell your Notes at all.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect the market price of the Notes.

Many factors affect the trading market for, and the trading value of, the Notes. These factors include: the time remaining to the maturity of the Notes, the ranking of the Notes, the redemption features of the Notes, the outstanding amount of Notes with terms identical to the Notes offered hereby, the prevailing interest rates being paid by other companies similar to us, our financial condition, financial performance and future prospects and the level, direction and volatility of market interest rates generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

Our credit ratings may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

The amount of interest payable on the Notes will vary after                     , 2021.

As the interest rate of the Notes will be calculated based on three-month LIBOR from                     , 2021 through the maturity date or early redemption date and three-month LIBOR is a floating rate, the interest rate on the Notes will vary after                     , 2021 at an annual floating rate equal to three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus                      basis points ( %). The annual interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if three-month LIBOR increases during that period.

The level of three-month LIBOR may affect our decision to redeem the Notes.

It is more likely we will redeem the Notes after                     , 2021 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their stated maturity date, holders of the Notes may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

You will have no rights against the publishers of LIBOR.

You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after                     , 2021 will depend upon the level of three-month LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

Changes in our credit ratings may adversely affect your investment in the Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

One or more rating agencies regularly evaluate us and WSFS Bank, and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Notes and increase our borrowing costs.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the Notes, after deducting discounts and commissions and estimated offering expenses payable by us, will be approximately $         . We intend to use the net proceeds for general corporate purposes including financing organic growth, acquisitions, repurchases of our common stock and redemption of our outstanding indebtedness. The precise amounts and timing of the application of the net proceeds from this offering depend upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Pending such use of the net proceeds, we may invest the proceeds in, among other things, highly liquid short-term securities.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2016:

•	on an actual basis; and

•

as adjusted to give effect to the sale of $          aggregate principal amount of the Notes offered hereby, after deducting the underwriting discount, but before deducting the amount of estimated offering expenses.

You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, included and incorporated by reference in this prospectus supplement.

	As of March 31, 2016
(Dollars in thousands except share data)	Actual	As Adjusted
Debt
6.25% Senior Notes due 2019	$53,840		$53,840
% Fixed-to-Floating Rate Senior Notes due 2026	$—	$
Federal funds purchased and securities sold under agreement to repurchase	127,525		127,525
Federal Home Loan Bank advances	707,826		707,826
Trust preferred borrowings	67,011		67,011

Other borrowed funds	15,062		15,062

Total debt	$971,264	$

Stockholders’ Equity
Common stock, $0.01 par value (65,000,000 shares authorized; 56,006,742 shares issued and 29,522,471 shares outstanding)	561		561
Capital in excess of par value	257,793		257,793
Accumulated other comprehensive income	11,454		11,454
Retained earnings	584,617		584,617
Treasury stock (26,484,272 shares, at cost)	(256,845)		(256,845)
Total stockholders’ equity	$597,580	$

Total capitalization	$1,568,844	$

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Three months ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges:(1)
Excluding interest on deposits	8.13	8.04	8.08	7.18	7.30	4.45	2.91
Including interest on deposits	5.41	5.20	5.41	4.84	4.83	2.72	1.87
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	8.13	8.04	8.08	7.18	6.06	3.63	2.52
Including interest on deposits	5.41	5.20	5.41	4.84	4.33	2.49	1.78

(1)	Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations before income taxes. Combined fixed charges, excluding interest on deposits, consist of interest expense, amortization of deferred financing costs, that portion of rental expense considered to be representative of an interest factor and preferred stock dividends. For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges.

DESCRIPTION OF THE NOTES

The     % Fixed-to-Floating Rate Senior Notes due                     , 2026 offered by this prospectus supplement, referred to in this section as the notes, are a series of “senior debt securities” as defined and described in the accompanying prospectus under “Description of Debt Securities.” The following description of the particular material terms of the notes supplements, and to the extent it is inconsistent with, replaces, the description of the general terms and provisions of the senior debt securities and the related indenture contained in the accompanying prospectus. To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

We will issue the notes under the indenture, dated as of August 27, 2012 (the “Base Indenture”), between us and U.S. Bank National Association, as trustee, or the Trustee, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the Base Indenture, as supplemented by the supplemental indenture, as the Indenture.

We have summarized selected provisions of the notes and the Indenture below. This summary is not complete and is qualified by reference to provisions of the notes and the Indenture. Forms of the notes and the Indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information.” Those documents, and not this description, define your legal rights as a holder of the notes.

Capitalized terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the Indenture.

In this section “Description of the Notes,” the “Company,” “WSFS,” “we,” “our,” or “us” refer only to WSFS Financial Corporation and not to any of its subsidiaries.

The notes will be a series of our senior debt securities as described in the accompanying prospectus under “Description of Debt Securities.” The notes will be issued under a senior debt securities indenture to be dated August 27, 2012, referred to as the base indenture, between us and U.S. Bank National Association, a national banking association, as trustee, referred to as the Trustee or U.S. Bank, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the Indenture. The following description of the notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

General

The notes will constitute a separate series of senior debt securities under the Indenture and will be issued in an initial aggregate principal amount of $         and will mature on                     , 2026, (the “Maturity Date”). The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Currently, there is no public market for the notes. The notes will be issued pursuant to the Indenture.

Except as described below under “—Clearance and Settlement Procedures,” the notes will be issued in book-entry-only form and will be represented by a global note registered in the name of Cede & Co, as the nominee of The Depository Trust Company (“DTC”). See “—Clearance and Settlement Procedures” below.

We may, without notice to or the consent of any of the holders of the notes, create and issue additional senior debt securities so that those additional senior debt securities would form a single series with the notes, or the same-series debt securities, or that would form a new series of senior debt securities. Such same-series debt securities would have the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. The notes offered by this prospectus supplement and any same-series debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the Indenture.

The notes will bear interest at a fixed rate of     % per annum from and including                     , 2016 to but excluding                     , 2021 (the “Fixed Rate Period”). During the Fixed Rate Period, interest on the notes will be payable semi-annually in arrears on              and              of each year, commencing on                     , 2016 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a note is registered at the close of business on              and              immediately preceding the applicable Fixed Rate Interest Payment Date.

The notes will bear a floating interest rate from and including                     , 2021 to the Maturity Date or early redemption date (the “Floating Rate Period”). The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus      basis points. For any determination date, “LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by WSFS Financial Corporation from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by WSFS Financial Corporation. During the Floating Rate Period, interest on the notes will be payable quarterly in arrears on             ,             ,              and              of each year through the Maturity Date or early redemption date (each such date, a “Floating Rate Interest Payment Date,” together with a “Fixed Rate Interest Payment Date,” an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a note is registered at the close of business on the             ,             ,              and              immediately preceding the applicable Floating Rate Interest Payment Date.

If any Interest Payment Date, including the Maturity Date, falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding             , 2021, and, thereafter, a 360-day year and the number of days actually elapsed. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed. Payment of principal on the notes may be accelerated in the case of certain events. See “—Events of Default; Waiver.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note. See the section “Book-Entry Delivery and Settlement” in this prospectus supplement for more information.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” below.

The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. In addition, the notes will not be convertible into, or exchangeable for, any other securities.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We may from time to time purchase the notes in the open market or otherwise.

Interest

The notes will bear interest at a fixed rate of     % per annum from and including                     , 2016 to but excluding                     , 2021 (the “Fixed Rate Period”). During the Fixed Rate Period, interest on the notes will be payable semi-annually in arrears on              and              of each year, commencing on                     , 2016 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a note is registered at the close of business on              and              immediately preceding the applicable Fixed Rate Interest Payment Date.

The notes will bear a floating interest rate from and including             , 2021 to the Maturity Date or early redemption date (the “Floating Rate Period”). The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus      basis points. For any determination date, “LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by WSFS Financial Corporation from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by WSFS Financial Corporation. During the Floating Rate Period, interest on the notes will be payable quarterly in arrears on             ,             ,              and              of each year through the Maturity Date or early redemption date (each such date, a “Floating Rate Interest Payment Date,” together with a “Fixed Rate Interest Payment Date,” an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a note is registered at the close of business on the             ,             ,              and              immediately preceding the applicable Floating Rate Interest Payment Date.

If any Interest Payment Date, including the Maturity Date, falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding             , 2021, and, thereafter, a 360-day year and the number of days actually elapsed. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed. Payment of principal on the notes may be accelerated in the case of certain events. See “—Events of Default; Waiver.”

Methods of Receiving Payments on the Notes

The notes will be payable as to principal and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to notes a holder of which owns at least $10 million aggregate principal amount of notes and has given wire transfer instructions to the paying agent or us at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

We may, at our option, beginning on                     , 2021, and on any interest payment date thereafter, redeem the notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but excluding the date of redemption.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee shall select the notes to be redeemed among the holders of the notes, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the rules and procedures of DTC. Notes and portions of notes selected shall be in amounts of $1,000 or whole multiples of $1,000, except that, if all of the notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder, even in not a multiple of $1,000, shall be redeemed.

Notice of redemption will be mailed by first class mail to each holder of notes to be redeemed at its registered address at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that notice that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of any note being redeemed in part upon surrender for cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;

•

our failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the notes by notice to us (with a copy to the Trustee) specifying such failure and requiring it to be remedied;

•	our default in the payment of any principal of the notes when due;

•

a court having jurisdiction enters a decree or order for relief in respect of us or a Material Subsidiary in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or a Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or a Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or a Material Subsidiary or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•

we or a Material Subsidiary commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or a Material Subsidiary, or the filing by us or a Material

Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or a Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or a Material Subsidiary or of any substantial part of our or its property, or the making by us or a Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by us or a Material Subsidiary in furtherance of any such action; or

•

a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled. For purposes of this provision, obligations of us or a Material Subsidiary pursuant to a lease that are required (as opposed to elected to be treated) as capitalized leases under GAAP are excluded from the definition of indebtedness.

A Material Subsidiary means WSFS Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 30% or more of our consolidated assets.

If an event of default occurs and continues, the Trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us (with a copy to the Trustee) may declare the entire principal of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding notes.

The Indenture also provides that the holders of a majority in principal amount of the notes may waive any existing default with respect to the notes and its consequences, except a default in the payment of the principal of and interest on the notes.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action consistent with the Indenture relating to any such direction received from the holders of the notes.

The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;

•	such holders provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and

•	the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of WSFS Financial Corporation and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. As of March 31, 2016, we had no outstanding secured debt and $55 million in senior unsecured debt. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of WSFS Bank, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2016, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $4.2 billion.

Merger, Consolidation, Sale, Lease or Conveyance

We will not merge or consolidate with or merge into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•

we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the notes and the Indenture or assumes such obligations as a matter of law;

•	immediately after giving effect to such merger, consolidation, sale lease or conveyance there is no default (as defined above) or event of default under the Indenture; and

•

we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, we will be released from all our liabilities and obligations under the Indenture and under the notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture:

•

prohibits us from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and we cannot permit a Material Subsidiary or any of our other subsidiaries to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a Material Subsidiary; and

•

prohibits us from permitting a Material Subsidiary to issue, sell or otherwise dispose of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of a Material Subsidiary after giving effect to that transaction. The covenant described in the second bullet above does not apply to any transaction of the type described above under “—Merger, Consolidation, Sale, Lease or Conveyance.”

Furthermore, we will not permit a Material Subsidiary to:

•

merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock;

•

lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person; or

•

pay any dividend in a Material Subsidiary’s voting stock or make any other distribution in its voting stock, unless the Material Subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Securities.

However, we may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with or the sale, lease or conveyance of all or substantially all of the assets of us to, or merger of us with or into any other person (as to which the covenant described above under the heading “—Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity; provided that in the case of (iv) only, after giving effect to such acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior to the acquisition. These covenants will not prohibit us or a Material

Subsidiary from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank of Pittsburgh and reverse repurchase agreements.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit a Material Subsidiary or any of our other subsidiaries to, incur debt secured by any shares of voting stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of a Material Subsidiary (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•

pledge, encumbrance or lien to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•

lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $500,000 in amount;

•

lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $500,000; or

•	any pledge or lien on the voting stock of a Material Subsidiary to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of no less than a majority in aggregate principal amount of the notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants, except as otherwise stated below under “—Modification of the Indenture.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

1.	either:

i.	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for which payment has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or

ii.	all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and we have irrevocably deposited with the Trustee or the paying agent, in trust, for the benefit of the holders of the notes, cash in United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

2.	we have paid all sums payable by us under the Indenture with respect to the notes;

3.	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

4.	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance

We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

1.	we have irrevocably deposited with the Trustee, in trust, cash in United States dollars and/or non-callable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, and accrued interest on the notes at the time such payments are due or on the applicable redemption date in accordance with the terms of the Indenture;

2.	we have delivered to the Trustee:

i.	an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and

ii.	an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

3.	no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;

4.	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

5.	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance

We will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

1.	the satisfaction of the conditions described in clauses 1, 2.ii, 3, 4 and 5 of the preceding paragraph; and

2.	our delivery to the Trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the notes may, without the consent of each holder affected thereby, do any of the following (with respect to any notes held by a nonconsenting holder):

•	change the stated maturity of the principal of, or interest on, any note;

•	reduce the principal amount of any note or reduce the rate of, or extend or change the time for payment of, interest on the any note;

•	change the place or currency of payment of principal, premium, if any, or interest on any note;

•	reduce any amount payable upon the redemption of any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the Indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification and waiver.

We and the Trustee may modify or amend the Indenture as applicable to the notes, without the consent of any holder of the notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of definitive notes;

•	to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “—Merger, Consolidation, Sale, Lease or Conveyance”;

•	to conform the text of the Indenture or the notes to any provision of the “Description of the Notes” section in this prospectus supplement;

•

to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any note as described above under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance”;

•	to make any change that would provide any additional rights or benefits to the holders of the notes;

•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of a note; or

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the notes and the rights of any holder of a note to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay notes payable on that date, then immediately after such redemption date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

U.S. Bank National Association will act as trustee for the notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving us written notice and may be removed as Trustee with respect to the notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding notes; or

•

by us if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will mail a notice of its succession to holders of the notes.

If the Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the notes, within 90 days after the Trustee has or acquired a conflicting interest, which has not been cured or waived, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

U.S. Bank National Association and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Book-Entry Delivery and Settlement

Global Notes

We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC.

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Certificated Notes

Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that

DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	subject to DTC’s procedures, we determine not to have the debt securities of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “U.S. Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to Notes that were purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for United States federal income tax purposes. If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds Notes, then the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your tax advisor to determine the tax consequences of acquiring, owning and disposing of the Notes.

United States Federal Income Taxation of U.S. Holders

Payments of Stated Interest. Stated interest on a Note will be taxable to a U.S. Holder as ordinary income at the time at which such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax. It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, that the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). If, however, the issue price of a Note is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), then a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Disposition of the Notes. Upon the redemption, sale, exchange or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent that such cash or other property is attributable to accrued but unpaid interest, which is treated as interest, as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax.

Backup Withholding and Information Reporting. For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish their entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number on an IRS Form W-9 or an approved substitute, or if we receive a notice of underreporting of the U.S. Holder’s tax liability, then we, our agent or paying agents, or a broker may be required to “backup” withhold a tax at the current rate of 28% of each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish their entitlement to an exemption.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for establishing such an exemption, if applicable.

Medicare Tax. A Medicare contribution tax of 3.8% (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, less certain related deductions. For individuals, the tax will be 3.8% of the lesser of the individual’s “net investment income” or the excess of the individual’s modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.

Prospective purchasers should consult an independent tax advisor regarding the possible implications of the Medicare Tax on their particular circumstances.

United States Federal Income Taxation of Non-U.S. Holders

Payment of Interest. Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will not be subject to United States federal withholding tax under the “portfolio interest exemption,” provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN or Form W-8BEN-E, as applicable (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “United States person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Notes on behalf of the beneficial owner certifies to the applicable withholding agent as provided in the applicable U.S. Treasury Regulations, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes such withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” then payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E, as applicable (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business of the beneficial owner (in which case such interest will be subject to regular graduated United States federal income tax rates as described below).

Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for an exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), then the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the relevant certification requirements described above are satisfied), will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, then it may, under certain circumstances, be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Note (except as described above under “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest”).

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note generally will not be subject to United States federal income tax, provided that the Non-U.S. Holder satisfies the requirements of the “portfolio interest exemption” as discussed under “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest.”

Backup Withholding and Information Reporting. United States backup withholding tax will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described in “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

FATCA

Under Sections 1471 through 1474 of the Code, the final U.S. Treasury Regulations promulgated thereunder, and IRS administrative guidance (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), a 30% United States withholding tax is generally imposed on U.S.-source interest payments, and, beginning in 2019, on the gross proceeds from the sale or other disposition of interest-bearing obligations, for payments made to certain foreign entities, unless such foreign entity agrees to verify, report and disclose information with respect to its U.S. accountholders or substantial U.S. owners and meets certain other specified requirements (including the requirements of any applicable intergovernmental agreement).

Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan, plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of the Notes would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the Notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA or the Code or corresponding provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of Notes by a Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that may be available to a Plan purchasing the Notes. These class exemptions include, without limitation, PTCE 84-14, relating to transactions determined by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts and PTCE 96-23, relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and holding of the Notes, provided that no party in interest, disqualified person or any of their affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and, provided further, that the ERISA Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws that may affect their investment in the Notes. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the Notes should consult with its counsel before purchasing Notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of a Note (or any interest therein), each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that, on each day on which such person holds the Note, either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

It is intended that the Notes be treated as debt for purposes of the Code. Accordingly, it appears that, at the time of issuance, the Notes should be treated as debt without substantial equity features for purposes of ERISA.

UNDERWRITING (CONFLICTS OF INTEREST)

Sandler O’Neill & Partners, L.P., referred to as Sandler O’Neill, is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated          , 2016, each underwriter named below has agreed, severally but not jointly, to purchase from us, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite that underwriter’s name:

Underwriters	Amount of Securities
Sandler O’Neill & Partners, L.P.	$
Keefe, Bruyette & Woods, Inc.	$
Boenning & Scattergood, Inc.	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes. The underwriters’ obligations to purchase the Notes from us are several and not joint.

Discounts

The following table shows the Per Note and total underwriting discounts and commissions we will pay the underwriters:

Per Note		%
Total	$

The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from                      , 2016 to the date of delivery of the Notes, and to certain dealers at the public offering price minus a concession not to exceed      % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed      % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of our directors and executive officers may purchase Notes in this offering at the public offering price.

No Sales of Similar Securities

We have agreed, for a period from the date of the underwriting agreement through and including the date that is the business day following the closing date of the offering, not to offer, sell, contract to sell or otherwise dispose of any debt securities or nonconvertible preferred stock issued or guaranteed by the Company or any of its Subsidiaries without the prior written consent of Sandler O’Neill.

No Public Trading Market

The Notes consist of a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes listed on any national securities exchange or for the inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with the offering, Sandler O’Neill, as representative of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions in accordance with Regulation M under the Securities Exchange of 1934, as amended (the “Exchange Act”). Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase Notes originally sold by the syndicate member.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters have in the past provided, and may in the future provide, investment banking and advisory services to us and our affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

Certain expenses associated with the offer and the sale of the Notes, exclusive of the underwriting discount, are estimated to be approximately $          and will be paid by us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Conflicts of Interest

Sandler O’Neill & Partners, L.P. is serving as a financial advisor to Penn Liberty in connection with our acquisition of Penn Liberty and will receive certain fees from Penn Liberty upon the closing of the Penn Liberty acquisition. Keefe, Bruyette & Woods, Inc. is serving as a financial advisor to us in connection with our acquisition of Penn Liberty and will receive certain fees from us upon the closing of the Penn Liberty acquisition. The transaction was announced on November 23, 2015 and is expected to close in the third quarter of 2016. Accordingly, a “conflict of interest,” as defined in FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA, may be deemed to exist. As such, this offering is being conducted in compliance with FINRA Rule 5121 and the appointment of a qualified independent underwriter is not necessary in connection with this offering.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our counsel Covington & Burling LLP, Washington, D.C, and certain legal matters will be passed upon on behalf of WSFS by John Olsen, our General Counsel. Mr. Olsen beneficially owns shares of our common stock and options to acquire additional shares of our stock. Certain legal matters in connection with the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for the underwriters by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of WSFS Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Our Internet address is http://www.wsfsbank.com. We make available on our website, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed not to be filed):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	the Company’s Current Reports on Form 8-K filed on January 28, 2016, May 3, 2016, and May 11, 2016; and

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this prospectus supplement and prior to the termination of the offering, are incorporated by reference into this prospectus supplement (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference, at no cost by writing to or telephoning us at the following address:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

(302) 792-6000

Attention: Investor Relations

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Notes. The registration statement may contain additional information that may be important to you. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements in this prospectus supplement or the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

PROSPECTUS

WSFS Financial Corporation

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

We may offer and sell from time to time, in one or more series, our senior and subordinated debt securities, shares of our preferred stock, depositary shares, shares of our common stock, warrants to purchase other securities, stock purchase contracts, or units consisting of a combination of two or more of these securities. The securities listed above may be offered by us and/or may be offered and sold, from time to time, by one or more selling shareholders to be identified in the future. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Stock Market and trades under the ticker symbol “WSFS”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this prospectus and contained in our annual report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2016.

Unless the context requires otherwise, references to “we,” “us,” “our,” “WSFS,” “registrant” or similar terms are to WSFS Financial Corporation and its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and units in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the NASDAQ Stock Market. For further information on obtaining copies of our public filings at the NASDAQ Stock Market, you should call 212-401-8700.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	Current Reports on Form 8-K filed on January 28, 2016, May 3, 2016 and May 11, 2016;

•	Schedule 14A filed March 30, 2016; and

•	The description of our common stock, par value $.01 per share, contained in our Registration Statement on Form 8-A that we filed with the SEC on July 7, 1989, and any amendment or report filed with the SEC for the purpose of updating this description.

These documents are available without charge to you on the Internet at www.wsfsbank.com or if you call or write to: Investor Relations, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, (302) 792-6000. Our periodic reports are also available on our website at www.wsfsbank.com. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the Company. Statements included or incorporated by reference in this prospectus may constitute forward-looking statements herein. Some of the statements made by the Company, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “hope,” “anticipate,” “estimate,” “intend,” “plan,” “strive,” “hopefully,” “try,” “assume” or similar expressions constitute forward-looking statements.

These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the Company and are not historical facts. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the Company’s control).

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated in this prospectus by reference (and in any of our documents with the SEC that are so incorporated). See “Where You Can Find More Information” above for information about how to obtain a copy of these documents.

THE COMPANY

WSFS Financial Corporation (the “Company”, “we”, “our” or “us”) is parent to Wilmington Savings Fund Society, FSB (“WSFS Bank” or the “Bank”), the seventh oldest bank and trust company in the United States continuously operating under the same name. At $5.6 billion in assets and $13.2 billion in fiduciary assets as of December 31, 2015, WSFS Bank is also the largest bank and trust company headquartered in Delaware and the Delaware Valley. WSFS Bank has been in operation for 184 years. In addition to its focus on stellar customer service, the Bank has continued to fuel growth and remain a leader in our community. We are a relationship-focused, locally-managed, banking institution. For the tenth consecutive year, our Associates (what we call our employees) ranked us a “Top Workplace” in Delaware and for the fifth year in a row the readers of the Delaware News Journal voted us the “Top Bank” in the state. We state our mission simply: “We Stand for Service.” Our strategy of “Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners” focuses on exceeding customer expectations, delivering stellar service and building customer advocacy through highly-trained, relationship-oriented, friendly, knowledgeable and empowered Associates. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”

The Company is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 500 Delaware Avenue, Wilmington, Delaware, and our telephone number at that address is (302) 792-6000.

RISK FACTORS

Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Part I, Item 1A under the caption “Risk Factors” and elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges (from continuing operations) and earnings to fixed charges and preferred stock dividends for the most recent interim period ended as of March 31, 2016, and for each of the five fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 are as follows:

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges
Excluding interest on deposits	8.13x	8.08x	7.18x	7.30x	4.45x	2.91x
Including interest on deposits	5.41x	5.41x	4.84x	4.83x	2.72x	1.87x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	8.13x	8.08x	7.18x	6.06x	3.63x	2.52x
Including interest on deposits	5.41x	5.41x	4.84x	4.33x	2.49x	1.78x

(1) Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations before income taxes. Combined fixed charges, excluding interest on deposits, consist of interest expense, amortization of deferred financing costs, that portion of rental expense considered to be representative of an interest factor and preferred stock dividends. For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by Covington & Burling LLP. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of WSFS Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

WSFS Financial Corporation

                % Fixed-to-Floating Rate Senior Notes due 2026

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager	Co-Lead Manager
SANDLER O’NEILL + PARTNERS, L.P.	KEEFE, BRUYETTE & WOODS A STIFEL COMPANY

Co-Manager
BOENNING & SCATTERGOOD, INC.

June                     , 2016